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                                                                  EXHIBIT 9(p)

                       GLENBROOK LIFE AND ANNUITY COMPANY
                         LAW AND REGULATION DEPARTMENT
                             3100 Sanders Road, J5B
                           Northbrook, Illinois 60062

John R. Hedrick                                  Direct Dial Number 708 402-5943
Counsel                                                   Facsimile 708 402 3781

                               December 19, 1995

AIM Variable Insurance, Funds, Inc.
11 Greenway Plaza, Suite 1919
Houston, Texas 77046
Attn: Board of Directors

RE: PARTICIPATION AGREEMENT AMONG AIM VARIABLE
    INSURANCE FUNDS, INC., A I M DISTRIBUTORS, INC.,
    GLENBROOK LIFE AND ANNUITY COMPANY AND
    ALLSTATE LIFE FINANCIAL SERVICES, INC.

Gentlemen:

         The purpose of this letter is to set forth our understanding of certain provisions of the Participation Agreement referenced above (the "Agreement") that relate to compliance with the conditions of the order to be issued by the Securities and Exchange Commission permitting AVIF to be used for "mixed and shared funding," as described further in the Agreement. All capitalized terms used herein shall have the meaning ascribed to them in the Agreement.

         By way of background, we understand that the provisions referred to above derive from the conditions that the SEC has traditionally imposed in granting such orders. The SEC has articulated its conditions in general language, without specifying the methodology that the Commission would find sufficient for the parties to a participation agreement to follow in order to be deemed to meet the conditions. We further understand that during the application process for the Mixed and Shared Funding exemptive order, neither the SEC nor its staff expressed a view regarding the specific manner by which Participating Insurance Companies could satisfy these conditions.

         In particular,it is difficult to discern, from the general language of the SEC's conditions, the extent to which, and the specific manner by which, the SEC would expect a Participating Insurance Company, such as Glenbrook, to monitor other participating insurance companies with respect to the actions and developments described in Sections 5.3 and 10 of the Agreement. Similarly, it is difficult to discern the specific manner by which the SEC would expect an underlying mutual fund, such as AVIF, to discharge its obligations regarding individual Participating Insurance Companies with respect to such actions and developments.

         Given this background, we believe that it is advisable to set forth our understanding concerning Sections 5.3 and 10 of the Agreement, which are intended to reflect conditions
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November 30, 1995
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imposed by the SEC.

         With reference to Section 5.3 of the Agreement, it is understood and agreed that such provision is intended to require Glenbrook to monitor only itself, and not any other Participating Insurance Companies, with respect to the actions and developments described in Section 5.3.

         Pursuant to Section 10 of the Agreement, which requires Glenbrook to be responsible for assuring that each of its Accounts holding Shares calculates voting privileges in a manner consistent with that of other Participating Insurance Companies or in the manner required by any Mixed and Shared Funding exemptive order that AVIF may obtain in the future, we agree to provide to A I M Advisors, Inc. ("AIM"), the adviser to AVIF, with a written copy of our procedures for calculating voting privileges within 30 business days after the execution of this Agreement. You agree to cause AIM to review our procedures and to notify us whether our procedures are consistent with procedures being used by other Participating Insurance Companies investing in AVIF. Until we are notified in writing by you or by AIM of an inconsistency between our procedures and the procedures being used by other Participating Insurance Companies, we shall assume that our procedures are consistent with procedures used by Participating Insurance Companies, and we shall have no affirmative obligation to contact any such Participating Insurance Companies and verify directly with them their procedures for calculating voting privileges.

         If this letter agreement is consistent with your understanding of these matters, kindly sign below and return a signed copy to us. This letter agreement may be executed in two or more counterparts, each of which taken together shall constitute one and the same instrument.

                               Very truly yours,

Glenbrook Life and Annuity Company           Allstate Life Financial Services,
                                             Inc

By: /s/ ANDREA SCHUR                         By: /s/ JOHN R HEDRICK
   -----------------------------                -------------------------------
Name:   Andrea Schur                         Name:   John R. Hedrick
     ---------------------------                  -----------------------------
Title:  Vice President                       Title:  General Counsel
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Acknowledged and Agreed:

AIM Variable Insurance Funds, Inc.

By:  /s/ ROBERT H. GRAHAM
   --------------------------------
Name:    Robert H. Graham
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Title:   President
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